                                                                    Exhibit 20.3

                                     RELEASE

      THIS RELEASE is given as of and effective June 14, 2004, by Del Mar Consulting Group Inc., a California corporation ("Releasor"), in favor of RS Group of Companies, Inc., a Florida corporation, and its affiliated entities (individually and collectively, "Releasee").

                              W I T N E S S E T H :

      WHEREAS, On August 26, 2003 the Releasee entered into an agreement with Releasor for Releasor's providing investor communications and public relations services for a term from August 26, 2003 to August 30, 2004;

      WHEREAS, Releasee, as a commencement bonus, issued to Releasor 500,000 shares of Releasee's common stock and also issued 200,000 shares of its common stock for Releasor's continuous service; and

      WHEREAS, Releasor has agreed to release Releasee from all any and all claims for fees or other compensation that Releasor may have against Releasee.

      NOW, THEREFORE, and for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, Releasor hereby agrees as follows:

      1. Release of Claims. Releasor does hereby remise, release, waive and forever discharge Releasee and all officers, directors, shareholders, agents and employees of Releasee, and Releasee's and their successors and assigns (collectively, the "Released Parties") from any and all debts, claims, demands, damages, actions or causes of action whatsoever, known or unknown, from the beginning of time through the date of this Release, including without limitation any claims to any fees or other compensation not already paid by Releasee to Releasor as of the effective date hereof, whether in the form of cash, equity or other form of remuneration, for any services heretofore provided or to be provided by Releasor to the Releasee

      2. Consideration. This Release is being executed by Releasor in consideration of the delivery by Releasee to Releasor of 100,000 shares of Releasee's common stock, no par value ("Release Shares"), to a designee of Releasor, namely RB & AJ Associated Holdings, Inc., a California corporation. Said Release Shares shall be delivered to RB & AJ Associated Holdings, Inc. at 2455 El Amigo Road, Del Mar, CA 92014 on or before June 24, 2004. It is understood that the Release Shares being issued hereunder are "restricted securities" within the meaning of Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). As such, the Release Share may not be resold or transferred unless the Releasee or its assigns agrees that it will include all Release Shares issued or to be issued to RB & AJ Associated Holdings, Inc. hereunder in the next registration statement filed by the Releasee with the SEC on Forms SB-2, S-3 or other appropriate form relating to the resale of restricted shares.

      3. Complete Release. This Release shall be complete and unconditional and shall not be subject to any claims of fraud, duress, accident, mutual mistake or mistake of fact.

      4. Amendments; Supersedes Prior Agreements. This Release may not be amended, except by a writing signed by the parties hereto. This Release supersedes all prior agreement, oral or written, between the parties hereto.

      5. Binding Effect. This Release shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

      6. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Florida.

      7. Scope of Benefit. This Release shall be for the benefit of all of the Released Parties hereunder, whether referred to by name or generically by class, and each such person shall have the right individually to enforce the provisions of this Release regardless of whether or not any action for such enforcement shall be taken by any other party to the Release or by any other party released hereunder.

      IN WITNESS WHEREOF, Releasor, intending to be legally bound, have executed and deliverer this Release as of the day and year first written above.


RELEASOR:           The Del Mar Consulting Group, Inc.:


                    By:  /s/ Robert B. Prag                  Date:  6/14/04
                         ----------------------------
                             Name: Robert B. Prag
                             Title:   President

WITNESSED:          /s/ Elizabeth Prag                       Date:  6/14/04


RELEASEE:           RS Group of Companies, Inc.


                    By:     /s/ Sandro Sordi                 Date:  6/14/04
                            -------------------------
                            Name:  Sandro Sordi
                            Title:


WITNESSED:                  /s/ [illegible]                  Date:  6/14/04
                         ----------------------------

                        INDEPENDENT CONSULTING AGREEMENT

      This Independent Consulting Agreement ("Agreement"), effective as of the 26th day of August, 2003 ("Effective Date") is entered into by and between RENT SHIELD CORP., a Florida corporation herein referred to as the "Company") and THE DEL MAR CONSULTING GROUP, INC., a California corporation (herein referred to as the "Consultant").

                                    RECITALS

      WHEREAS, the Company is a publicly-held corporation with its common stock traded on the OTCBB; and

      WHEREAS, Company desires to engage the services of Consultant to represent the company in investors' communications and public relations with existing shareholders, brokers, dealers and other investment professionals as to the Company's current and proposed activities, and to consult with management concerning such Company activities;

      NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. Term of Consultancy. Company hereby agrees to regain the Consultant to act in a consulting capacity to the Company, and the Consultant hereby aggress to provide services to the Company commencing immediately and ending on August 30, 2004 unless otherwise terminated earlier as provided herein.

2. Duties of Consultant. The Consultant agrees that it will generally provide the following specified consulting services through its officers and employees during the term specified in Section 1, above.

      (a) Consult with and assist the Company in developing and implementing appropriate plans and means for presenting the Company and its business plans, strategy and personnel to the financial community, establishing an image for the Company in the financial community, and creating the foundation for subsequent financial public relations efforts;

      (b) Introduce the Company to the financial community, including, but not limited to, retain brokers, buy side and sell side institutional managers, portfolio managers, analysts, and financial public relations professionals;

      (c) With the cooperation of the Company, maintain an awareness during the term of this Agreement of the Company's plans, strategy and personnel, as they may evolve during such period, and consult and assist the Company in communicating appropriate information regarding such plans, strategy and personnel to the financial community;

      (d) Assist and consult the Company with respect to its (i) relations with stockholders, (ii) relations with brokers, dealers, analysts and other investment professionals, and (iii) financial public relations generally;

      (e) Perform the functions generally assigned to stockholder relations and public relations departments in major corporations, including responding to telephone and written inquiries (which may be referred to the Consultant by the Company); preparing press releases for the Company with the Company's involvement and approval of press releases, reports and other communications; and, at the Company's request and subject to the Company's securing its own rights to the use of its names, marks and logos, consulting with respect to corporate symbols, logos, names, the presentation of such symbols, logos and names, and other matters relating to corporate image;

      (f) Upon and with the Company's direction and written approval, disseminate information regarding the Company to shareholders, brokers, dealers, other investment community professional and the general investing public;

      (g) Upon and with the Company's direction, conduct meetings, in person or by telephone, with brokers, dealers, analysts and other investment professionals to communicate with them regarding the Company's plans, goals and activities, and assist the Company in preparing for press conferences and other forums involving the media, investment professionals and the general investment public;

      (h) At the Company's request, review business plans, strategies, mission statements budgets, proposed transactions and other plans for the purpose of advising the Company of the public relations implications thereof; and

      (i) Otherwise perform as the Company's consultant for public relations and relations with financial professionals.

3. Allocation of Time and Energies. The Consultant hereby promises to perform and discharge faithfully the responsibilities which may be assigned to the Consultant from time to time by the officers and duly authorized representative of the Company in connection with the conduct of its financial and public relations and communications activities, so long as such activities are in compliance with applicable securities laws and regulations. Consultant and staff shall diligently and thoroughly provide the consulting services required hereunder. Although no specific hours-per-day requirement will be required, Consultant and the Company agree that Consultant will perform the duties set forth herein above in a diligent and professional manner. The parties acknowledge and agree that a disproportionately large amount of the effort to be expended and the costs to be incurred by the Consultant and the benefits to be received by the Company are expected to occur within or shortly after the first two months of the effectiveness of this Agreement. It is explicitly understood that neither the price of the Company's common stock, nor the trading volume of the Company's common stock hereunder measure Consultant's performance of its duties. It is also understood that the Company is entering into this Agreement with Consultant, a corporation and not any individual member or employee thereof, and, as such, Consultant will not be deemed to have breached this Agreement if any member, officer or director of the Consultant leaves the firm or dies or becomes physically unable to perform any meaningful activities during the term of the Agreement, provided the Consultant otherwise performs its obligations under this Agreement.

4. Remuneration.

      4.1 (a) For undertaking this engagement, for previous services rendered, and for other good and valuable consideration, the Company agrees to issue, or have issued, to the Consultant a "Commencement Bonus" of Five Hundred Thousand (500,000) shares of the Company's Common Stock ("Common Stock" and such shares, collectively, the "shares"). This Commencement Bonus shall be fully paid and non-assessable and stock certificates representing the Commencement Bonus shall be issued and delivered to Consultant within 30 days of execution of this Agreement.

            (b) For continuous services to be provided by Consultant hereunder, the Company agrees to issue, or have issued, to the Consultant an additional amount of Two Hundred Thousand (200,000) Shares of the Company's Common Stock (hereinafter referred to as "Working Shares"). Said Working Shares shall be issued and delivered to Consultant within 30 days of execution of this Agreement.

            (c) Consultant agrees that the Company may, in its sole discretion, cause one or more shareholders of the Company to deliver any of or all of the Shares to be issued and delivered to Consultant hereunder.

4.2 The Company understands and agrees that Consultant has foregone significant opportunities to accept this engagement and that the Company derives substantial benefit from the execution of this Agreement and the ability to announce its relationship with Consultant. The Commencement Bonus, therefore, constitutes payment for Consultant's agreement to consult to the Company and is a nonrefundable, non-apportionable, and non-ratable retainer and is not a prepayment for future services. If the Company decides to terminate this Agreement prior to August 30, 2004, for any reason whatsoever, it is agreed and understood that Consultant will not be requested or demanded by the Company to return any of the shares of Common Stock paid to it as Commencement Bonus referred to in paragraph 4.1(a) hereunder. Further, if and in the event the Company is acquired during the term of this Agreement, it is agreed and understood Consultant will not be requested or demanded by the Company to return any of the shares of Common Stock paid to it hereunder.

4.3 Notwithstanding anything else in this Agreement to the contrary, Company and Consultant acknowledge and agree that for purposes of the Company's internal accounting practices, the Company may desire to allocate all or a portion of the Commencement Bonus or Working Shares to any number of the services provided by the Consultant to the Company under this Agreement consistent with the United States generally accepted accounting practices. Accordingly, Consultant agrees to cooperate with the Company, and will provide to the Company reasonable support and documentation in connection with any such allocation process.

4.4 The Company or its assigns agrees that it will include all Shares issued or to be issued to Consultant hereunder in the next registration statement filed by the Company with the SEC on Forms SB-2, S03 or other appropriate form relating to the resale of restricted shares. The Company agrees to file such a registration statement no later than March 30, 2004. Consultant agrees that it will not sell or transfer any of the Shares issued to it hereunder prior to the earlier of August 30, 2004 or the termination of this Agreement by the Company.

4.5 Company warrants that the Shares issued to Consultant under this Agreement by the Company shall be or have been validly issued, fully paid and non-assessable and that the Company's board of directors has or shall have duly authorized the issuance and any transfer of them to Consultant.

4.6 Consultant acknowledges that the Shares to be issued pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and accordingly are "restricted securities" within the meaning of Rule 144 of the Act. As such, the Shares may not be resold or transferred unless the Company has received an opinion of counsel and in form reasonably satisfactory to the Company that such resale or transfer is exempt from the registration requirements of that Securities Act.

4.7 in connection with the acquisition of the Shares, Consultant represents and warrants to Company, to the best of its/his knowledge, as follows:

      (a) Consultant has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representative of the Company concerning an investment in the Shares, and any additional information that the consultant has requested.

      (b) Consultant's investment in restricted securities is reasonable in relation to the Consultant's net worth, which is in excess of ten 910) times the Consultant's cost basis in the Shares. Consultant has had experience in investments in restricted and publicly traded securities, and Consultant has had experience in investments in investments in speculative securities and other investments that involve the risk of loss of investment. Consultant acknowledged that an investment in the Share is speculative and involves the risk of loss. Consultant has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and Consultant can afford the risk of loss of his entire investment in the Shares. Consultant is an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act.

      (c) Consultant is acquiring the Shares for the Consultant's own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

5. Finder's Fee.

5.1 It is understood that in the event Consultant directly introduces Company to a lender or equity purchaser, not already having a preexisting relationship with the Company, with whom Company, or its nominees, ultimately finances or causes the completion of such financing, Company agrees to compensate Consultant for such services with a "finder's fee" in the amount of 7% of total gross funding provided by such lender or equity purchaser, such fee to be payable in cash.

5.2 It is understood that in the event Consultant introduces Company to an intermediary or broker dealer, not already having a preexisting relationship with Company, with whom Company, or its nominees, ultimately finances or causes the completion of such financing, Company agrees to compensate Consultant for such services with a "finder's fee" in the amount of 2.5% of total gross funding, provided by such intermediary or broker dealer, such fee to be payable in cash. This will be in addition to any fees payable by Company to said intermediary or broker dealer, if any, which shall be per separate agreements negotiated between Company and such other intermediary or broker dealer.

5.3 It is also understood that in the event Consultant directly introduces Company, or its nominees, to a merger and/or acquisition candidate, not already having a preexisting relationship with Company, with whom Company, or its nominees, ultimately is acquired, or with whom Company, or its nominees acquires or causes the completion of such acquisition, Company agrees to compensate Consultant for such services with a "finder's fee" in the amount of 5% of total gross consideration provided by such merger and/or acquisition, such fee to be payable in the same form of consideration received by the seller/merged company.

5.4 It is also understood that in the event Consultant introduces Company, or its nominees, to a merger and/or acquisition candidate, indirectly through another intermediary, not already having a preexisting relationship with Company, with whom Company, or its nominees, ultimately is acquired, or with whom Company, or its nominees acquires or causes the completion of such acquisition, Company agrees to compensate Consultant for such services with a "finder's fee" in the amount of 2.5% of total gross consideration provided by such merger and/or acquisition, such fee to be payable in the same form of consideration received by the seller/merged company. This will be in addition to any fees payable by Company to any other intermediary, if any, which shall be per separate agreements negotiated between Company and such other intermediary.

5.5 It is also understood that in the event Consultant introduces Company to a strategic or business partner, not already having a preexisting relationship with Company, with whom Company, or its nominees, ultimately enters into a business alliance, Company agrees to compensate Consultant, for such services with a "finder's fee" in the amount of 5% of total gross revenue provided by such business alliance, for the life of the business alliance, such fee to be payable in cash within 10 days of Company's receipt of said revenue.

5.6 It is further understood that Company, and not Consultant, is responsible to perform any and all due diligence on such intermediary broker dealer, lender, equity purchaser or acquisition/merger candidate introduced to it by Consultant under this Agreement, prior to Company receiving funds or closing on any acquisition/merger. However, Consultant will not introduce any parties to Company about which Consultant has any prior knowledge of questionable, unethical or illicit activities.

5.7 Company agrees that said compensation to Consultant shall be paid in full at the time said financing or acquisition/merger is closed, such compensation to be transferred by Company to Consultant within five (5) business days of the closing of a financing, merger or acquisition transaction.

5.8 As further consideration to Consultant, Company, or its nominees and assigns, agrees to pay with respect to any financing or acquisition/merger candidate provided directly or indirectly to the Company by any broker/dealer intermediary, lender or equity purchaser covered by this Section 5 during the period commencing at the effective date of this Agreement and ending one year from the termination of this Agreement, a fee to a Consultant equal to that outlined in Section 5 herein.

5.9 Consultant will notify Company, in writing, of introductions it makes for potential sources of financing or acquisitions/mergers or strategic partners in a timely manner (within approximately 3 days of introduction) via confirmed delivery of a facsimile memo or email. If Company has a preexisting relationship with such nominee and believes such party should be excluded from this Agreement, then Company will notify Consultant immediately within five (5) business days of Consultant's facsimile to Company of such circumstance via facsimile memo or email.

5.10 It is specifically understood that Consultant is not and does not hold itself out to be Broker/Dealer, but is rather merely a "Finder" in reference to the Company procuring financing sources and acquisition/merger candidates, and Consultant does not normally provide such services. The Consultant will only be introducing the company to such potential entities and will not be responsible for the structuring of any transaction. Any obligation to pay a "Finder's Fee" hereunder shall survive the merging, acquisition, or other change in the form of entity of the Company and to the extent it remains unfulfilled shall be assigned and transferred to any successor to the Company. The Company agrees that no reference to the Consultant will be made in any press release or advertisement of any transaction without the express approval, in writing, of such release by Consultant.

6. Non-Assignability of Services. Consultant's services under this contract are offered to Company only and may not be assigned by Company to any entity with which Company merges or which acquires the Company or substantially all of its assets wherein the Company becomes a minority constituent of the combined Company. In the event of such merger of acquisition, all compensation to Consultant herein under the schedules set forth herein shall remain due and payable, and any compensation received by the Consultant may be retained in the entirety by Consultant, all without any reduction or pro-rating and shall be considered and remain fully paid and non-assessable. Not withstanding the non-assignability of Consultant's services, Company shall assure that in the event of any merger, acquisition, or similar change of form of entity, that its successor shall agree to complete all obligations to Consultant, including the provision and transfer of all compensation herein, and the preservation of the value thereof consistent with the rights granted to Consultant by Company herein. Consultant shall not assign its rights or delegate its duties hereunder without the prior written consent of Company.

7. Expenses. Consultant agrees to pay for all its expenses (phone, travel, mailing, faxing, labor, etc.) not included extraordinary items (luncheons or dinners to large groups of investment professionals, investor conference calls, print advertisements in publications, etc.) approved by the Company in writing prior to its incurring an obligation for reimbursement. The Company agrees and understands that Consultant will not be responsible for preparing or mailing due diligence and/or investor packages on the Company, and that the Company will have some means to prepare and mail out investor packages at the Company's expense.

8. Indemnification. The Company warrants and represents that all oral communications, written documents or materials furnished to Consultant or the public by the Company with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate in all material respects and Consultant may rely upon the accuracy thereof without independent investigation. The Company will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorneys' fees as incurred with respect thereto resulting from Consultant's communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from Consultant's communication or dissemination of information not provided or authorized by the Company.

9. Representations. Consultant represents that it is not required to maintain licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. Consultant acknowledges that, to the best of its knowledge, the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant. Consultant acknowledges that, to the best of its knowledge, Consultant and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws. Consultant further acknowledges that it is not a securities Broker Dealer or a registered investment advisor. Company acknowledges that, to the best of its knowledge, Company is not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws.

10. Termination. The Company has the exclusive right to terminate this Agreement at any time during the Term of this Agreement, upon providing Consultant five
(5) days written notice of Company's intention to terminate. If and in the event said termination is made by the Company prior to February 1, 2004, the Consultant agrees to return to the Company 100% of the Two Hundred Thousand (200,000) Shares of the Company's Common Stock referred to in paragraph 4.1(b) as Working Shares. Consultant agrees to return said Working Shares to the Company within 10 business days of its receipt of a termination notice if prior to February 1, 2004. If said shares are not returned to the Company by Consultant within 10 business days of Consultant's receipt of a termination notice if prior to February 1, 2004, than Company has the right to cancel said Working Shares.

11. Legal Representation. Each of Company and Consultant represents that they have consulted with independent counsel and/or tax, financial and business advisors, to the extent that they deemed necessary

12. Status as Independent Contractor. Consultant's engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the

Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges that consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the Consultant possess the authority to bind each other in any agreements without the express written consent of the entity to be bound.

13. Attorneys Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misinterpretation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which is or they may be entitled.

14. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

15. Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address as set forth herein below:

                  To the Company:
                  Rent Shield Corp.
                  Sandro Sordi
                  100  Scarsdale Rd.
                  Suite 200
                  Toronto, Ontario M6L 2K1
                  Fax - (416) 391-1445
                  SSordil@RentShield.com

                  To the Consultant:
                  The Del Mar Consulting Group, Inc.
                  Robert B. Prag, President
                  2455 El Amigo Road
                  Del Mar, CA  92014
                  Fax - (858) 794-9544
                  bprag@delmarconsulting.com

It is understood that either party may change the address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this paragraph.

16. Choice of Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida.

17. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, or relating to the Consultant's activities or remuneration under this Agreement, shall be settled by binding arbitration in Miami, FL in accordance with the applicable rules of the American Arbitration Association Commercial Dispute Resolution Procedures, and judgment on the aware rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction.

18. Complete Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.


                         SIGNATURES APPEAR ON FOLLOWING

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AGREED TO:

COMPANY:

Rent Shield Corp.


By:      /s/ Sandro Sordi
   ----------------------------------------
Name:    Sandro Sordi
Title:   General Counsel and its Duly Authorized Agent

CONSULTANT:

THE DEL MAR CONSULTING GROUP, INC.


By:      /s/ Robert B. Prag
   ----------------------------------------
Name:    Robert B. Prag
Title:   President and its Duly Authorized Agent